Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Helius Medical Technologies, Inc. of our report dated March 28, 2024, relating to the consolidated financial statements of Helius Medical Technologies, Inc. in the Annual Report on Form 10-K for the year ended December 31, 2023. Our report contains an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

July 24, 2024